Exhibit 99.3

FOR IMMEDIATE RELEASE

TUSCAN HOLDINGS CORP. II ANNOUNCES CLOSING OF

FULL OVER-ALLOTMENT OPTION

New York, NY, July 19, 2019 – Tuscan Holdings Corp. II (NASDAQ: THCAU) (the “Company”) announced today that it has completed the sale of the full 2,250,000 units pursuant to the underwriters’ over-allotment option granted in connection with the Company’s initial public offering. Each unit consists of one share of the Company’s common stock, par value $.0001 per share (“Common Stock”), and one-half of one warrant, with each whole warrant entitling the holder to purchase one share of Common Stock at a price of $11.50 per share. The units sold pursuant to the over-allotment option were sold at an offering price of $10.00 per unit, generating gross proceeds of $22,500,000 to the Company. Of the proceeds received from the consummation of the initial public offering, including the over-allotment option, and simultaneous private placements of units and warrants, $172,500,000 (or $10.00 per share sold in the offering) was placed in trust.

The units have been listed on the Nasdaq Capital Market (“Nasdaq”) and trade under the ticker symbol “THCAU”. Once the securities comprising the units begin separate trading, the common stock and warrants are expected to be traded on Nasdaq under the symbols “THCA” and “THCAW,” respectively. EarlyBirdCapital, Inc. acted as sole book-running manager and I-Bankers Securities, Inc. acted as co-manager of the offering. Copies of the final prospectus relating to the offering may be obtained for free by visiting the U.S. Securities and Exchange Commission website at http://www.sec.gov. Alternatively, a copy of the prospectus relating to the offering may be obtained from EarlyBirdCapital, Inc., 366 Madison Avenue, 8th Floor, New York, NY 10017, Attn: Syndicate Department, 212-661-0200.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Tuscan Holdings Corp. II is a blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, or other similar business combination with one or more businesses or entities, with an initial focus on target businesses in the cannabis industry. However, the Company’s efforts to identify a prospective target business will not be limited to any particular industry or geographic region.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including with respect to the initial public offering and the anticipated use of the proceeds thereof, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements, including those set forth in the risk factors section of the prospectus used in connection with the Company’s initial public offering. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contact:

Stephen A. Vogel
Chief Executive Officer

Tuscan Holdings Corp. II

(646) 948-7100